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Exhibit 21

SUBSIDIARIES OF CONSTELLATION ENERGY GROUP, INC.*

Jurisdiction of Incorporation
Baltimore Gas and Electric Company	Maryland
RF Holdco LLC	Delaware
Constellation Holdings, Inc.	Maryland
Constellation Investments, Inc.	Maryland
Constellation Power, Inc.	Maryland
Constellation Mystic Power, LLC	Delaware
Constellation Energy Commodities Group, Inc.	Delaware
Safe Harbor Water Power Corporation	Pennsylvania
BGE Home Products & Services, LLC	Delaware
Constellation Energy Resources, LLC	Delaware
Constellation NewEnergy, Inc.	Delaware
Constellation Nuclear, LLC	Maryland
Constellation Energy Nuclear Group, LLC	Maryland
Calvert Cliffs Nuclear Power Plant, Inc.	Maryland
Constellation Power Source Generation, Inc.	Maryland
Constellation Power Source Holdings, Inc.	Maryland
BGE Capital Trust II	Delaware
Nine Mile Point Nuclear Station, LLC	Delaware
R.E. Ginna Nuclear Power Plant, LLC	Maryland
*
The names of certain indirectly owned subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary pursuant to Rule 1-02(w) of Regulation S-X.

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  Exhibit 21